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Contact:          Michael T. Borer
                  Senior Vice President and Chief Financial Officer Dura Pharmaceuticals, Inc.
                  (858) 457-2553

                   DURA PHARMACEUTICALS REFOCUSES ITS STRATEGY
                                FOR FUTURE GROWTH

DURA WILL LEVERAGE ITS SALES AND MARKETING STRENGTHS FOR GROWTH AND REDIRECT ITS
 RESEARCH AND DEVELOPMENT FOCUS TO ACTIVELY PURSUE COLLABORATIVE RELATIONSHIPS.

San Diego, CA - July 24, 2000 - Dura Pharmaceuticals, Inc. (Dura) (Nasdaq NNM:
DURA) today announced implementation of a refocused growth strategy to enhance stockholder value. The Company will capitalize upon its strengths in sales and marketing to increase pharmaceutical product revenues and substantially reduce and focus its research and development spending. Dura expects this strategy to positively impact near-term earnings and to position the Company to achieve annual earnings growth moving forward on its core existing business, excluding acquisitions, in the low-to-mid 20% range.

         Dura's strategic objective is to continue to grow its core business, driven principally by its commercial operations. Dura will continue to leverage its sales and marketing strengths within specialty-focused markets to both grow its existing products and to position Dura to aggressively pursue and acquire additional marketed products. In addition, Dura will immediately reduce overall development spending substantially while increasing its commitment to (a) its collaboration with Eli Lilly & Company (Eli Lilly) (NYSE: LLY) on the inhaled insulin program using the Spiros-REGISTERED TRADEMARK- blisterdisk drug delivery system and (b) establishing collaborative relationships to develop next generation, motorless Spiros-REGISTERED TRADEMARK- S2 systems, which are designed to be smaller, lighter and significantly less costly to manufacture. Near term, Dura plans to commit a targeted and adequate level of funding to the Spiros-REGISTERED TRADEMARK- S2 development program while it seeks to successfully attract collaborators to complete development. Dura anticipates that future spending on development of the Spiros-REGISTERED TRADEMARK- S2 systems will be pursued only through collaborative partnerships.

         As part of the strategy to enhance stockholder value, Dura will, upon the successful acquisition of Spiros Development Corporation II, Inc. (SDCII) (Nasdaq: SDCO), discontinue the development of all motorized Spiros-REGISTERED TRADEMARK- cassette programs, including Beclomethasone Spiros-TRADEMARK- and Budesonide Spiros-TRADEMARK-. The decision to terminate these programs is based on the significant advancements in the new Spiros-REGISTERED TRADEMARK- S2 technology platform, the substantial costs to complete the cassette programs and the normal clinical and

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regulatory risks associated with pharmaceutical product development, all weighed against the Company's assessment of the growing, but highly competitive U.S.
oral inhaled steroid market in 2002 and beyond, when these product candidates were targeted to reach the market. Upon completion of the SDCII acquisition, David S. Kabakoff, Ph.D., President and Chief Executive Officer of SDCII and President of Dura Technologies, plans to leave Dura to pursue other interests. Lloyd E. Flanders, Ph.D., currently Senior Vice President, Program Management and Research and Development Planning will assume the new role of Senior Vice President, Technology Operations.

         "Given the proven performance of our sales and marketing organization, our strong commercial operations leadership team will continue to focus on increasing revenues and profitability in our core business," stated Robert S. Whitehead, Dura's President and Chief Operating Officer. "We now have the exciting challenge of managing six patented products in our specialty-focused promoted product portfolio. Maxipime-REGISTERED TRADEMARK- and Azactam-REGISTERED TRADEMARK- have established us as a player in the hospital products market and we've been able to leverage our primary care expertise through our newest alliance with Allergan, Inc. (NYSE: AGN). We've become very adept at acquiring and successfully integrating products and we will intensify our efforts to continue to do so."

         "The Spiros-REGISTERED TRADEMARK- S2 technology has potential for use worldwide with a broad variety of molecules, including proteins and peptides," explained Cam L. Garner, Dura's Chairman and Chief Executive Officer. "It presents an attractive cost structure for both U.S. and international markets. We are excited by the initial interest expressed by potential collaborative partners to commercialize products using the Spiros-REGISTERED TRADEMARK- S2 system. We will redirect associates from the motorized cassette programs to our inhaled insulin project with our collaborative partner, Eli Lilly, utilizing the motorized Spiros-REGISTERED TRADEMARK- blisterdisk system. By focusing our efforts on the inhaled insulin and Spiros-REGISTERED TRADEMARK- S2 programs, Dura will establish itself as the `partner of choice' for delivery of drugs through or to the lungs."

         James A. Harper, President, Diabetes and Growth Disorders Products, Eli Lilly commented, "We are enthusiastic about the additional resources reallocated by Dura to the inhaled insulin project which will benefit the development of this novel technology. We continue to believe that our collaboration with Dura will provide the opportunity to introduce an innovative pulmonary delivery system for people with diabetes."

         Dura will have a conference call at 8:30 a.m. Eastern Time on Tuesday, July 25, 2000. To access the webcast replay, available one hour after the call, please visit StreetFusion at HTTP://WWW.STREETFUSION.COM/MARKETING/PUBLIC/REPLAY.ASP?APTAB=LIVE and enter our ticker symbol, DURA.

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         Dura Pharmaceuticals, Inc. is a San Diego based specialty
pharmaceutical company that markets and sells prescription products that treat infectious and respiratory diseases. Dura focuses on products and transactions that leverage its sales and marketing organization. Also, through the use of collaborative relationships, Dura intends to develop the Spiros-REGISTERED TRADEMARK- blisterdisk and Spiros-REGISTERED TRADEMARK- S2 pulmonary drug delivery systems for the local and systemic delivery of a wide range of medications.

         Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including the effectiveness of Dura's sales forces in promoting products, Dura's ability to acquire marketed products, risks associated with the successful development and commercialization of the inhaled insulin product candidate and Dura's Spiros-REGISTERED TRADEMARK- S2 technology, Dura's dependence on third parties for manufacturing and development, the competitiveness of the pharmaceutical industry, the successful completion of the merger with Spiros Development Corporation II, Inc. and other risks detailed from time to time in Dura's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected, including future growth in product sales and earnings. Any forward-looking statements represent Dura's judgment as of the time and date of this release. Dura disclaims, however, any intent or obligation to update any such forward-looking statements. Further information about Dura Pharmaceuticals, Inc. can be found at WWW.DURAPHARM.COM.

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News releases from Dura Pharmaceuticals are available at no charge on Dura's web site at www.durapharm.com and through PR Newswire's On-Call fax service by calling (800) 758-5804, extension 197051.

               A separate press release was issued today entitled, "Dura Pharmaceuticals Announces a 24% Increase in Year-Over-Year Earnings for
                          the Second Quarter of 2000."